Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 64 to Registration Statement No. 811-04861 of the Investment Company Act of 1940 on Form N-1A of our report dated November 25, 2008 relating to the financial statements and financial highlights of Fidelity Garrison Street Trust, including Fidelity Money Market Central Fund and Fidelity Ultra-Short Central Fund, appearing in the Annual Report on Form N-CSR of Fidelity Garrison Street Trust for the year ended September 30, 2008, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

December 15, 2008